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                                                                     EXHIBIT 8.1



                                     June 17, 1998

Nextel International, Inc.
1191 Second Avenue
Seattle, Washington 98101


Ladies and Gentlemen:

                 We are acting as legal counsel to Nextel International, Inc. (the "Company"), a corporation organized under the laws of the State of Washington, in connection with the offer to exchange (the "Exchange Offer") $1,000 principal amount at maturity of the Company's 12 1/8% Senior Discount Notes due April 15, 2008 (the "Exchange Notes") for each $1,000 principal amount at maturity of the Company's outstanding 12 1/8% Senior Discount Notes due April 15, 2008, and in connection with the preparation of the prospectus (the "Prospectus") contained in the registration statement on Form S-4 (No. 333-55877) (the "Registration Statement") filed with the Securities and
Exchange Commission by the Company for the
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Nextel International, Inc.                 -2-                    June 17, 1998


purpose of registering the Exchange Notes under the Securities Act of 1933, as amended. Unless otherwise defined herein, terms defined in the Prospectus are used herein as defined therein.

                 In rendering our opinion expressed below, we have assumed that all of the transactions contemplated by the Exchange Offer and described in the Registration Statement did, in fact, occur in accordance with the terms and description thereof.

                 Based upon the foregoing, and subject to the assumptions and other limitations set forth in the discussion in the Registration Statement under the caption "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS," it is our opinion that, although such discussion does not address all of the tax consequences of the Exchange Offer, it does address the material U.S. federal income tax consequences (other than those consequences that may be material to an investor based on its particular tax situation) and, insofar as it describes statements of law or legal conclusions for holders with respect to the Exchange Offer, it is accurate in all material respects.

                 We express no opinion as to any matter other than the opinion set forth above. Our opinion is based on the
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Nextel International, Inc.                   -3-                  June 17, 1998


Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. The conclusions reached in this opinion may change as a result of changes in any of the foregoing.

                 We hereby consent to the use of our name under the captions "Certain Tax Considerations" and "Legal Matters" in the Prospectus forming part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,



                                        /s/ CHADBOURNE & PARKE LLP